Dated:  June 5, 2003

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. 1                                                                                                                                                    $1,553,750

Home Solutions of America, Inc.

Amended and Restated Secured Promissory Note

            This Note (the "Note") is issued by Home Solutions of America, Inc. formerly known as Nextgen Communications Corporation, a Delaware corporation (the "Obligor"), to Jane C. Barber, an individual (the "Holder"), pursuant to Section 4 of that certain First Amendment to Stock Purchase Agreement (the "First Amendment") of even date herewith.  Pursuant to the First Amendment, this Note is being issued in exchange (in substitution for and replacement of) for that certain Promissory Note (the "Original Note") dated as of November 1, 2002, in the original principal amount of $1,500,000, issued by the Obligor to the Holder, together with $53,750 of interest accrued thereon.  The Original Note was issued in connection with the sale (the "Sale") by the Holder of all of the outstanding capital stock of P.W. Stephens, Inc., a California corporation ("Stephens").  This Note evidences a portion of the consideration owed to the Holder in connection with the Sale.

            FOR VALUE RECEIVED, the Obligor hereby promises to pay to the Holder or her registered assigns the principal sum of $1,553,750, together with accrued but unpaid interest on the following terms:

            Payments.  Interest on the outstanding principal balance hereof shall be due and payable monthly, in arrears, commencing on July 1, 2003 and shall continue on the first day of each calendar month thereafter that any amounts under this Note are due and payable (each, an "Interest Payment Date").  Principal shall be due and payable in twenty-one (21) equal installments of $73,988 each.  The installments of principal shall be due and payable commencing on November 1, 2003 and subsequent installments shall be due and payable on the first day of each February, May, August and November thereafter until the outstanding principal balance is paid in full (the "Maturity Date").  All payments in respect of the indebtedness evidenced hereby shall be made in collected funds, and shall be applied to principal, accrued interest and charges and expenses owing under or in connection with this Note in such order as the Holder elects, except that payments shall be applied to accrued interest before principal.  This Note may be prepaid at any time without penalty.

            Interest.  Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to six percent (6%).  Interest shall accrue commencing on June 5, 2003.  Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed, to the extent permitted by applicable law.  Interest hereunder will be paid to the Person (as defined in Section 4) in whose name this Note is registered on the records of the Obligor regarding registration and transfers of Notes (the "Note Register").

            Pledge and Security Agreement; Guaranty.  This Note is secured by a Pledge and Security Agreement (the "Security Agreement") of even date herewith among the Obligor, Stephens, the Holder and the escrow agent.  Stephens has guaranteed the payment and performance of this Note pursuant to the terms of a Guaranty Agreement of even date herewith.

This Note is subject to the following additional provisions:

Section 1.        This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2.        Events of Default.

(a)        An "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)         Any default in the payment of the principal of, interest on or other charges in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on an installment, an Interest Payment Date, or the Maturity Date or by acceleration or otherwise);

(ii)        The Obligor shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of any of the Transaction Documents (as defined in Section 4), upon 10 days written notice from the Holder as required by the First Amendment;

(iii)       The Obligor or Stephens shall commence, or there shall be commenced against the Obligor or Stephens under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor or Stephens commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Obligor or Stephens or there is commenced against the Obligor or Stephens any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Obligor or Stephens is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Obligor or Stephens suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 61 days; or the Obligor or Stephens makes a general assignment for the benefit of creditors; or the Obligor or Stephens shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor or Stephens shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Obligor or Stephens shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor or Stephens for the purpose of effecting any of the foregoing;

(iv)       The Obligor or Stephens shall default in any of its obligations under any other Note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Obligor or Stephens in an amount exceeding $1,000,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(b)        During the time that any portion of this Note is outstanding, if any Event of Default occurs and is continuing, the full principal amount of this Note, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash, provided however, that if the Obligor informs the Holder that it will be unable to pay the amounts due in cash, the Holder may request payment of such amounts in Common Stock of the Obligor.  The Holder need not provide and the Obligor hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 3.        Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day (defined below) after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to Obligor:	Home Solutions of America, Inc.
11850 Jones Road
Houston, Texas 77070
Attn: R. Andrew White, President
Facsimile No.: (281) 970-9859

With Copy to:	J. Paul Caver, Esq. 3102 Maple Ave., Ste. 220 Dallas, TX 75201 Facsimile No.: (214) 220-1288

If to the Holder:	Jane C. Barber
1633 Chandelle Lane
Fallbrook, California 92028
Facsimile No.: (760) 723-9207

With Copy to:	Kirkpatrick & Lockhart LLP
201 South Biscayne Blvd., Suite 2000
Miami, FL 33131-2399
Attention: Troy J. Rillo, Esq.
Facsimile No.: (305) 358-7095

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

Section 4.        Definitions.  For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

"Common Stock" means the common stock, $.001 par value, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Transaction Documents" means the First Amendment, that certain Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of November 1, 2002 between the Obligor and the Holder or any other agreement delivered in connection with the First Amendment or the Stock Purchase Agreement, including, without limitation, the Security Agreement or, as such terms are defined in the Stock Purchase Agreement or the First Amendment, the Amended and Restated Convertible Note, the Second Note, Nextgen Assignment or Warrant Agreement.

Section 5.        Except as expressly provided herein, no provision of this Note shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to pay the principal of, interest and other charges (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct obligation of the Obligor. This Note ranks pari passu with all other Notes now or hereafter issued under the terms set forth herein. As long as this Note is outstanding, the Obligor shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents, or pursuant to an employment plan or agreement; or (iii) enter into any agreement with respect to any of the foregoing.

Section 6.        [Not Used].

Section 7.        If this Note is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 8.        No indebtedness of the Obligor is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.  Without the Holder's consent, the Obligor will not and will not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits there from that is senior in any respect to the obligations of the Obligor under this Note, subject to the Holder's agreement to subordinate its rights hereunder as set forth in Section 14.

Section 9.        This Note shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of laws thereof.  Any and all disputes arising under or in connection with this Note shall be resolved by submission to final and binding arbitration in accordance with the then prevailing rules of JAMS.  A single arbitrator shall be chosen and the proceedings shall be conducted in Orange County, California.  In addition, the arbitrator shall base his award upon substantial evidence and in accordance with California law, and shall award reasonable attorneys' fees and costs, expert witness fees and arbitration fees to the Holder if she should prevail, but shall have no power or jurisdiction to award any punitive or exemplary damages.  Judgment upon an arbitration award may be confirmed in the Orange County Superior Court and may be corrected or vacated only in accordance with California Code of Civil Procedures Section 1285, et seq.

Section 10.      Should any litigation be commenced between the parties hereto or their personal representatives concerning any provision of this Note or the rights and duties of any person in relation thereto, the party prevailing in such litigation shall be entitled to, in addition to such other relief that may be granted, a reasonable sum as and for her or its attorneys' fees in such litigation.

Section 11.      Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 12.      If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Obligor (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

Section 13.      Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 14.      Agreement to Subordinate.  Notwithstanding any other provision of this Note, the Holder hereby agrees to subordinate her rights under this Note to (i) the $1.5 million credit facility obtained by Stephens on June 4, 2003, provided that such credit facility discharges the personal guarantees provided by the Holder and the Holder's husband for borrowings owed by Stephens, and (ii) any loan of up to $3.5 million obtained by Stephens or the Holder, or any renewal or extension thereof that results in the payoff of all amounts outstanding pursuant to Section 14(i) hereof (a loan described in Section 14(i) or (ii) shall be referred to herein as a "Senior Loan"), pursuant to a subordination agreement or intercreditor agreement in a form acceptable to the financing source providing the Senior Loan (the "Subordination Agreement") and reasonably acceptable to Holder.

Section 15.      No Usury.  The Obligor does not intend or expect to pay, nor does the Holder intend or expect to charge, collect or accept, any interest greater than the highest legal rate of interest that may be charged under any applicable law.  Should the acceleration hereof or any charges made hereunder result in the computation or earning of interest in excess of such legal rate, any and all such excess shall be and the same is hereby waived by the Holder, and any such excess shall be credited by the Holder to the principal balance hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Secured Promissory Note as of the date set forth above.

The Obligor: Home Solutions of America, Inc.
By: Name: Title:

                                                                                    The Holder:

                                                                                    Jane C. Barber